PRESS RELEASE

October 15, 2003

(10:00 AM for Immediate Release)

Chemung Financial Reports Earnings

Chemung Financial Corporation, parent holding company of Elmira based Chemung Canal Trust Company and CFS Group, Inc., has reported 3rd quarter unaudited net income of $975 thousand vs. year-earlier results of $849 thousand, an increase of 14.8%. Earnings per share for the quarter totaled $0.26 as compared with $0.22 a year ago, an increase of 18.2% on approximately 49,000 fewer average shares outstanding.

Net profits for the first nine months of 2003 totaled $4.418 million vs. $4.941 million last year, a decrease of 10.6%. Earnings per share declined 7.2% from $1.25 to $1.16 per share on approximately 131,000 fewer average shares outstanding.

In a prepared statement released Wednesday morning, Jan P. Updegraff, President & CEO, stated:

"While net income and earnings per share for the third quarter of 2003 showed some improvement over third quarter 2002 results, the earnings in both periods were negatively impacted by continuing asset quality issues. During the third quarter of 2003, our provision for loan loss expense totaled $2.15 million as compared to $1.35 million during the third quarter of last year. This increased provision primarily reflects the Bank's analysis of specific circumstances arising in this quarter affecting certain borrowers' ability to repay as well as our continued analysis during the quarter of other borrowers whose financial results create concern about collateral values and repayment abilities. At quarter-end, non-performing loans totaled $11.6 million as compared to $8.9 million as of June 30, 2003.

The increase in non-performing loans was due primarily to the addition of a commercial relationship totaling $2.2 million to non-accrual status following the receipt of financial information revealing a deterioration in the borrower's financial condition. Accruing substandard loans, which the Corporation considers to be "potential problem loans" declined from $19.6 million at June 30, 2003 to $17.0 million at September 30, 2003 due primarily to the migration of the above-mentioned commercial relationship to non-accrual status.

During the third quarter of 2002, our provision for loan loss expense totaled $1.35 million, which was up $1.113 million from the prior year. Additionally, third quarter 2002 results included a $1.0 million pre-tax charge to earnings related to the write-down of a corporate bond. This bond was subsequently sold, with a gain totaling $950 thousand recognized during the first half of 2003.

Despite the increase in the loan loss provision in the third quarter of 2003 and a $456 thousand decrease in net interest income resulting from lower loan volume and lower interest rates, the Corporation realized an increase in third quarter 2003 earnings due primarily to a $1.6 million increase in non-interest income. This increase in non-interest income resulted primarily from an increase in net gains on securities transactions, due primarily to the above mentioned write-down of a corporate bond during the third quarter of 2002, as well as increases in other fee income.

The decrease in year to date net income is also primarily the result of higher levels of non-performing and "potential problem loans", which has necessitated a $2.3 million increase in our provision for loan loss expense. Additionally, net interest income has decreased $1.11 million, reflective of lower loan volume, and the lower rate environment. The impact of the above has been somewhat offset by a $2.295 million increase in non-interest income as well as a $466 thousand reduction in operating expenses".

Chemung Financial Corporation is a $750 million financial holding company that provides financial services to individuals, businesses and municipalities in Chemung, Steuben, Schuyler, Tioga and Broome counties, as well as the northern tier of Pennsylvania. Its shares ended the quarter valued at $31.50 per share, an increase of 17.2% when compared to the year-end 2002 value of $26.875 per share. At this value, the annualized dividend yield to shareholders represents an annualized return of 2.92%.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, and corporate objectives. The Company assumes no duty, and specifically disclaims any obligation to update forward-looking statements, and cautions that these statements are subject to numerous assumptions, risk, and uncertainties, all of which could change over time. Actual results could differ materially from forward-looking statements.